Exhibit 10.9.4

Compensation of Non-Employee Directors (currently consisting of all members of the Board of Directors other than Oakleigh Thorne)

Effective July 1, 2019, the Board of Directors approved changes to the non-employee directors’ compensation as noted below:

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Each non-employee director other than the Chairman of the Board will be paid annual compensation of $240,000 (formerly $190,000), consisting of $50,000 in cash (unchanged), $95,000 in stock options (formerly $70,000) and $95,000 in deferred share units (formerly $70,000).

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The non-employee Chairman of the Board will be paid annual compensation of $315,000 (formerly $265,000), consisting of $75,000 in cash (unchanged), $120,000 in stock options (formerly $95,000) and $120,000 in deferred stock units (formerly $95,000).

•	The chair of the Audit Committee will receive additional annual compensation of $20,000 in cash (unchanged).

•	The chair of the Compensation Committee will receive additional annual compensation of $15,000 in cash (unchanged).

•	The chair of the Nominating and Governance Committee will receive additional annual compensation of $10,000 in cash (unchanged).

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All of these amounts will be paid quarterly beginning with the quarter ending September 30, 2019, with cash payments payable on or before the end of the quarter and deferred stock and option grants dated the last business day of the quarter.

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Directors will continue to have the ability to elect to receive all or a portion of the cash portion of their annual retainer and any additional payments for service as a chair in the form of deferred share units granted under our 2016 Gogo Inc. Omnibus Incentive Plan (“2016 Plan”).

No changes were made to the stock retention requirement. Directors will continue to be required to retain shares received upon exercise of stock options or settlement of deferred stock units (on an after-tax net basis) until the earlier of one year following termination of Board service or a Change in Control (as defined in the Company’s 2013 Gogo Inc. Omnibus Incentive Plan or 2016 Plan. This retention policy applies only to options and deferred stock units granted on and after September 30, 2015.